 As Filed with the Securities and Exchange Commission on December 4, 1995
                                                       Registration No. 33-62561

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON. D.C. 20549
                             --------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                             MICROSEMI CORPORATION
            (Exact name of registrant as specified in its charter)

                         Delaware                                                  95-2110371
(State or other jurisdiction of incorporation or organization)         (I.R.S. Employer Identification No.)

 2830 South Fairview Street, Santa Ana, California 92704, Tel:  (714) 979-8220
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ____________________
                               David R. Sonksen,
  Vice President--Finance, Chief Financial Officer, Secretary and Treasurer, Microsemi Corporation, 2830 South Fairview Street, Santa Ana, California 92704
                             Tel:  (714) 979-8220
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                              Nick E. Yocca, Esq.
                            Nicholas J. Yocca, Esq.
         Stradling, Yocca, Carlson & Rauth, a Professional Corporation
     660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

  Approximate date of commencement of proposed sale to public: At any time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
                                                         Proposed
                                                         maximum         Proposed maximum
Title of class of securities         Amount to be    offering price         aggregate               Amount of registration
      to be registered             registered/(1)/   per share /(2)/   offering price /(2)/                   fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value  $.20    2,566,666 shares       $13.25           $34,008,324                    $11,727.01
----------------------------------------------------------------------------------------------------------------------------


 /(1)/ Includes such indeterminate number of additional shares of Common Stock that may become issuable pursuant to the conversion anti-dilution provisions of the Subordinated Convertible Notes Due June 26, 1999 (the "Notes").


/(2)/ The offering price could not be determined at the time of originally filing this registration statement and the maximum offering price was estimated solely for the purpose of calculating the amount of the registration fee paid on September 12, 1995 to the Securities and Exchange Commission (the "Commission"), as determined in accordance with Rule 457(g) and Rule 457(c), on the basis of the average of the high and low prices as reported by the Nasdaq Stock Market National Market System for the Common Stock on September 7, 1995, which was $13.25 per share.

                             ____________________
       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K

     Forms S-3 Item Number and Caption                            Prospectus Location or Caption
     ---------------------------------                            ------------------------------
1.   Forepart of the Registration Statement and            Facing Page; Cross Reference Sheet; Outside Front
     Outside Front Cover Page of Prospectus                Cover Page of Prospectus

2.   Inside of Front and Outside Back Cover                Inside Front Page of Prospectus; Outside Back Cover
     Pages of Prospectus                                   Page of Prospectus; Additional Information

3.   Summary Information, Risk Factors and                 The Company; Risk Factors
     Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                                       Use of Proceeds

5.   Determination of Offering Price                       Not applicable

6.   Dilution                                              Not applicable

7.   Selling Security Holders                              Selling Stockholders

8.   Plan of Distribution                                  Outside Front Cover Page of Prospectus; Plan of
                                                           Distribution

9.   Description of Securities to Be Registered             Description of Capital Stock

10.  Interests of Named Experts and Counsel                Legal Matters

11.  Material Changes                                      Not Applicable

12.   Incorporation of Certain Information by              Incorporation of Certain Documents by Reference
     Reference

13.   Disclosure of Commission Position on                 Not Applicable
     Indemnification for Securities Act Liabilities

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                                 SUBJECT TO COMPLETION

                             MICROSEMI CORPORATION

                       2,566,666 Shares of Common Stock,
                            par value $.20 per share

                             ____________________

     This Prospectus relates to the offer and sale of shares of Common Stock, par value $.20 per share ("Common Stock"), of Microsemi Corporation (the "Company" or "Microsemi"), which may be offered hereby from time to time 1,500,000 shares of Common Stock are being offered by the Company and an additional 1,066,666 are being offered by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Selling Stockholders hold Subordinated Convertible Notes Due June 26, 1999 (each one individually the "Note" or collectively the "Notes") issued by the Company in the aggregate original principal amount of $2 million pursuant to a Subordinated Convertible Note Purchase Agreement dated June 26, 1992 (the "Note Purchase Agreement"). From time to time each Selling Stockholder may convert all or a portion of the Selling Stockholder's respective Note into shares of Common Stock of the Company at a conversion price of $1.875 per share. Information regarding the Selling Stockholders is set forth in "Selling Stockholders" and Plan of Distribution.


     The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions. The shares of Common Stock offered hereby may be offered for sale, from time to time, by the Company or the Selling Stockholders, or by permitted transferees or successors of the Selling Stockholders, in private or negotiated transactions, in open market transactions on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ NMS"), or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices, or otherwise. The shares of Common Stock offered hereby may be sold by one or more of the following: (i) through underwriters; (ii) through dealers or agents (which may include underwriters) including: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and (d) transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. Concurrently with sales under this Prospectus, the Company may effect other sales of Common Stock or securities in private or exempt transactions and Selling Stockholders may effect other sales of Common Stock or Notes under Rule 144 or in private or exempt resale transactions. Any underwriters, dealers, brokers, or agents executing selling orders on behalf of the Company or Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act. All expenses of registration incurred in connection with this offering are being borne by the Company, other than any attributable underwriting discount or brokerage commissions, Securities and Exchange Commission or "Blue Sky" filing or similar fees, securities transfer taxes, if applicable, and the Selling Stockholder's own legal expenses, which will be paid by the Selling Stockholders. The total of the expenses of issuance and distribution to be borne by the Company, other than underwriting fees, brokerage commissions, concessions and discounts, is estimated to be $147,829 and the total of those expenses of issuance and distribution, other than underwriting fees, brokerage commissions, concessions or discounts, to be borne by the Selling Stockholders is estimated to be $5,568.

     SEE "RISK FACTORS," COMMENCING ON PAGE 3, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the NASDAQ NMS under the symbol "MSCC." On November 30, 1995, the last reported sale price of the Company's Common Stock on the NASDAQ NMS was $11 1/16 ($11.0625).

                             ____________________


               The date of this Prospectus is         __, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of documents incorporated by reference herein or other appendices or supplements to this Prospectus.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1994 including portions of the Company's definitive Proxy Statement for the 1995 Annual Meeting of Stockholders incorporated therein by reference;

     b. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended January 1, 1995, April 2, 1995, and July 2, 1995; and

     c. The Company's Current Report on Form 8-K filed on or about August 28, 1995 reporting under Item 2 certain descriptions and updated pro forma financial information through October 2, 1994 regarding the disposition of assets of Omni Technology Corporation.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Such requests should be directed to Microsemi Corporation, Attention: David R. Sonksen, Secretary, 2830 South Fairview Street, Santa Ana, California 92704, telephone number (714) 979-8220.

                                  THE COMPANY


     The principal executive office of the Company is located at 2830 South Fairview Street, Santa Ana, California 92704, and its telephone number is (714) 979-8220. Unless the context otherwise requires, references to the "Company" or "Microsemi" herein include Microsemi Corporation and each of its operating subsidiaries. The Company was incorporated in Delaware on September 27, 1960.

     The Company is a multinational supplier of high reliability power semiconductors, surface mount and custom diode assemblies for the electronics, computer, telecommunications, defense/aerospace and medical markets. The Company's semiconductor products include diodes, transistors and silicon controlled rectifiers (SCRs) which can be used in virtually all electrical and electronic circuits. Typical functions include solid state switching, signal processing, voltage and power regulation, circuit protection and absorption of electrical surges and transient voltage spikes. Technologies for these devices range from the very mature mesa rectifier diodes still used in all power supply applications to the newly designed micro-miniature transient absorbers which are mounted within the cables used to connect computer and telecommunications equipment.

     The semiconductor products are used in all segments of the market for electrical and electronic components with particular emphasis on the technologically superior high reliability devices used in military, aerospace and medical applications. Microsemi-brand parts are found in commercial and military aircraft, human implantable medical devices, missile systems such as Trident and Patriot and other U.S. and European launch vehicles and space craft. Commercial and industrial applications include locomotives, electric welders, computers, automobiles, telecommunication systems, outboard motors, toys, etc. -
- virtually any place electricity is used.

     The Company maintains engineering and manufacturing facilities in Santa Ana, California; Scottsdale, Arizona; Broomfield, Colorado; and Watertown, Massachusetts, with additional manufacturing capacity in Escondido, California; Mooresville, North Carolina; Garland, Texas; Ennis, Ireland; Bombay, India and Hong Kong.


                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth or incorporated by reference in this Prospectus.


DECLINING DEFENSE PROCUREMENT SALES AND CHANGES IN DOD PROCUREMENT POLICY

     A substantial portion of the Company's sales are to military and aerospace markets which are subject to the business risk of changes in governmental appropriations and national defense policies and priorities. These sales are derived from direct and indirect U.S. Department of Defense ("DOD") business and business with other U.S. government agencies. Since fiscal 1990, the Company has experienced declining defense-related sales, resulting in contract award delays and reduced military program funding. Furthermore, there have been recent DOD announcements of major changes in defense procurement policy, which included official notification, on August 22, 1994, of DOD acquisition reform to utilize best commercial practices instead of mandatory use of military standard parts. The final impact of these most recent changes in DOD procurement practices is not known. Management believes that these trends could continue and that the Company's growth could be dependent upon commercial, industrial, medical, telecommunications and space business. The Company estimates that from fiscal year 1990 to fiscal year 1994 military and aerospace related business has declined from approximately 65% to 40% of total revenues. Although this decline in military revenues has been offset by the increase in shipments to other customers, no assurances can be made that the Company will be able to avoid a significant adverse impact on future revenues, results of operations or cash flows.

CONTRACTS WITH PRIME U.S. GOVERNMENT CONTRACTORS

     All of the Company's contracts with prime U.S. government contractors contain customary provisions permitting termination at any time at the convenience of the U.S. Government or the prime contractor upon payment to the Company of costs incurred plus a reasonable profit. Certain contracts are also subject to price renegotiation in accordance with U.S. Government procurement provisions. Although the Company is not aware of any material U.S. government contract involving the Company which has been terminated or renegotiated, no assurances can be given that such an event will not occur in the future.


COMPETITION

     The Company competes primarily in the high reliability power semiconductor market. The Company has numerous competitors across all of its product lines. In the defense market sector, the Company believes that it has a major share of the market. In the commercial/industrial market sector, there are numerous competitors, such as Motorola, Inc., General Instruments Corp., ITT Corp. and National Semiconductor, who are significantly larger than the Company and have greater resources. Competition in certain of its product lines is dependent on price and performance. Competition in the high reliability area is dependent less on price and more on product reliability and performance. The Company believes that it competes effectively in all areas of business in which it is engaged. There can be no assurance that the Company will not experience increased competition in the future from these or other companies which may adversely affect the Company's marketing of its products and services.


CHANGES IN TECHNOLOGY

     The power semiconductor market is subject to technological change and changes in industry standards. To remain competitive, the Company must continue to devote resources to advance process technologies, to increase product performance, to improve manufacturing yields and to improve the mix between the Company's shipment of military and commercial product and between its high cost and low cost product. There can be no assurance that the Company's competitors will not develop new technologies that are substantially equivalent or superior to the Company's technology.


PROPRIETARY RIGHTS

     The Company generally does not have, nor does it generally intend to apply for, patent protection on any aspect of its technology. The Company believes that patents often provide only narrow protection and patents require public disclosure of information which may otherwise be subject to trade secret protection. The Company's reliance upon protection of some of its technology as "trade secrets" will not necessarily protect the Company from the use by other persons of its technology, or their use of technology that is similar or superior to that which is embodied in the Company's trade secrets. There can be no assurance that others will not be able to independently duplicate or exceed the Company's technology in whole or in part. No assurances can be made that the Company will be able to maintain the confidentiality of the Company's technology, dissemination of which could have a material adverse effect on the Company's business. In addition, litigation may be necessary to determine the scope and validity of the Company's proprietary rights. In instances in which the Company holds any patents on a product line, the patents are not known to have any material current value, and, if the patents have any material future value, also there can be no assurance that any patents held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

FOREIGN OPERATIONS

     The Company conducts a portion of its operations outside the United States and its business is subject to risks associated with many factors beyond its control, such as fluctuations in foreign currency rates, instability of foreign economies and governments, and changes in U.S. and foreign laws and policies affecting trade and investment. The Company owns or leases manufacturing and assembling facilities in Ennis, Ireland; Bombay, India and Hong Kong and is in the process of establishing a joint venture in The People's Republic of China. Although the Company has not experienced any materially adverse effects with respect to its foreign operations arising from such factors, there can be no assurance that such problems will not arise in the future. In addition, the Company's competitive position relative to non-U.S. suppliers can be affected by the exchange rate of the U.S. dollar against other currencies. The Company has an insignificant amount of translation loss from foreign currency. $2,000 was experienced in the first 39 weeks of fiscal 1995, less than the amount of $5,000 experienced in the comparable prior-year period. The prior experience provides no indication or assurance that a foreign translation loss will not be experienced in an amount that could be material to results of operations or cash flows.


SALES TO FOREIGN CUSTOMERS

     Sales to foreign customers represented approximately 17%, 12% and 8% of net sales for the 1994, 1993 and 1992 fiscal years, respectively. Foreign sales may be subject to political and economic risks, including political instability, changes in import/export regulations, tariffs and freight rates and difficulties in collecting receivables and enforcing contracts generally. Changes in current tariff structures, exchange rates or other trade policies could adversely affect the Company's sales to foreign customers or the collection of receivables generated from such sales.


ENVIRONMENTAL REGULATION; ENVIRONMENTAL PROCEEDINGS

     While the Company believes that it has all environmental permits necessary to conduct its business and that its activities conform to present environmental regulations, increased public attention has been focused on the environmental impact of semiconductor operations. The Company in the conduct of its manufacturing operations has handled and does handle materials that are considered hazardous, toxic or volatile under federal, state and local laws, and, therefore, are subject to regulations relating to their use, storage, discharge and disposal. No assurances can be made that the risk of accidental release of such materials can be completely eliminated. In addition, the Company operates or owns facilities located on or near real property that was formerly owned and operated by predecessors in interest of the property. There can be no assurances made that these properties have never been used in ways that involved such materials. In the event of a violation of environmental laws, whether by the Company, a subsidiary of the Company, or respective predecessors in interest, could be involved in a proceeding by a government or private party, and held liable for damages and the costs of remediation. Along with the rest of the semiconductor industry, the Company is subject to variable interpretations and governmental priorities concerning environmental laws and regulations. Environmental statutes have been interpreted to provide for joint and several liability and strict liability regardless of actual fault. The contaminants that may migrate from or within or through property may give rise to claims against the property's owner to clean up other property where they have migrated. There can be no assurance that the Company and its subsidiaries will not be required to incur costs to comply with, or that the operations, business, or financial condition of the Company will not be materially adversely affected by, current or future environmental laws or regulations. There can be no assurances that third parties will provide funds that will be available at times when needed to pay costs imposed under all variable interpretations and governmental priorities concerning environmental laws and regulations.

     In Broomfield, Colorado, an owner of property located adjacent to a manufacturing facility owned by a subsidiary of the Company filed suit against the subsidiary and other parties, claiming that contaminants migrated to his property, thereby diminishing its value. In August 1995, the subsidiary, together with former owners of the manufacturing facility, settled the lawsuit and agreed to indemnify the owner of the adjacent property from remediation costs. Although TCE and other contaminants previously used at the manufacturing facility are present in soil and groundwater on the subsidiary's property, the Company intends to vigorously contest any assertions that the subsidiary was a cause of this contamination and enforce any rights it may have of indemnification or contribution from any third party who may be responsible. State and local agencies in Colorado are reviewing current data and considering study and cleanup options. It is not yet possible to predict a possible range of the total costs that may be incurred in connection with the subsidiary's property.

     The Department of Ecology of the State of Washington has proposed finding that the Company is a potentially liable party for the study and cleanup of certain hazardous substances which allegedly contaminate what has come to be known as the Yakima Railroad Area Site. The State of Washington claims that the Company was one of the potentially liable parties that arranged for the disposal of those hazardous substances through Cameron-Yakima Incorporated, a company that the State of Washington claims has caused or contributed to the contamination on the site through its operation of a hazardous waste treatment facility. The Company has denied liability because it has not completed its investigation of the allegations. Due to the preliminary nature of this matter, it is not possible to predict any outcome.


MANUFACTURING RISKS

     The Company's manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Minute impurities or other difficulties in the manufacturing process can lower yields. In addition, California and the Pacific Rim are known to contain various earthquake faults. The Company's operations could be materially adversely affected if production at any of its major facilities were interrupted. There can be no assurance that the Company will not experience manufacturing difficulties in the future.


CONCENTRATION OF SUPPLIERS

     Although the Company generally uses materials and parts available from multiple suppliers, the Company has only a limited number of suppliers for certain basic materials used in the Company's products. The Company has not experienced any substantial production delays from materials or parts shortages in the past. The Company believes that alternate suppliers for these materials and parts are available, but there can be no assurances that the Company will not experience interruption of such supplies in the future.


ORDER BACKLOG

     Lead times for the release of purchase orders depend upon the scheduling practices of individual customers, and delivery times of new or non-standard products can be affected by scheduling factors and other manufacturing considerations. The rate of booking new orders can vary significantly from month to month. For these reasons, and because of the possibility of customer changes in delivery schedules or cancellations of orders or other factors, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.


DEPENDENCE ON KEY PERSONNEL

     The Company's future performance is significantly dependent on the continued active participation of members of its current management. The Company does not have written employment contracts with its employees. Should one or more of the Company's key management employees leave or otherwise become unavailable to the Company, the Company's business and results of operations may be materially adversely affected.


POSSIBLE VOLATILITY OF STOCK PRICES

     The market prices of securities issued by technology companies, including the Company, have been volatile. The securities of many technology companies have experienced extreme price and volume fluctuations, which have often been not necessarily related to the companies' respective operating performances. Quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products, announcements of major contract awards, events involving other companies in the industry and other events or factors may have a significant impact on the market price of the Company's Common Stock.

PRODUCT LIABILITY

     The Company's business exposes it to potential liability risks that are inherent in the manufacturing and marketing of high-reliability electronic components for critical applications. No assurances can be made that the Company's product liability insurance coverage will be adequate or that present coverage will continue to be available at acceptable costs, or that a product liability claim would not adversely affect the business or financial condition of the Company.


CHANGE OF CONTROL PROVISIONS

     The Company's Certificate of Incorporation, Bylaws, Shareholder Rights Plan and certain employment compensation plans contain (or may in some instances be amended or supplemented without stockholder approval to contain) provisions that make it more difficult for a third party to acquire, or that discourage a third party from attempting to acquire, control of the Company. In addition, as a Delaware corporation, the Company is subject to the restrictions imposed under
Section 203 of the Delaware General Corporation Law which prevent the Company from engaging in certain change of control transactions with certain of its stockholders under certain circumstances.


                                USE OF PROCEEDS

     The proceeds to the Company of shares of Common Stock that may be offered on behalf of the Company hereunder may, without limitation, be used for future acquisitions, improvement and expansion of present operations, repayment of indebtedness, working capital or other general corporate purposes. The Company has no current specific plan for the proceeds. It is not possible to predict with any certainty the actual amounts and uses of proceeds to the Company. The principal reason for the offering by the Company of any shares of Common Stock is the utilization of a registration statement at low incremental cost relative to the Company's cost to register only the shares of Selling Stockholders and that management believes that Common Stock may represent a cost-effective means of raising capital.

     Although the Company receives no portion of the proceeds of any shares of Common Stock sold by the Selling Stockholders, prior to sale of such Common Stock, Selling Stockholders must convert all or a portion of their Notes into Common Stock. The conversion price will be payable to the Company by the cancellation, in whole or in part, of the original principal amount of the respective Note. Prior to the sale of the Common Stock by the Selling Stockholder, the Company shall have received the conversion price as to such shares of Common Stock. Such cancellation of the Note in the amount of the conversion price will reduce the Company's long-term debt related to the Notes.

                              SELLING STOCKHOLDERS

     The Selling Stockholders purchased an aggregate of $2 million in original principal amount of the Company's Subordinated Convertible Notes Due June 26, 1999 (collectively, the "Notes" and each individually, the "Note"). The conversion price will be payable to the Company by the cancellation, in whole or in part, of the principal amount of the respective Note. Prior to the sale of the Common Stock by the Selling Stockholder, the Company shall have received the conversion price as to such shares of Common Stock. Such cancellation of the
Note in the amount of the conversion price will reduce the Company's long-term debt related to the Notes. Noteholders whose shares of Common Stock issuable upon conversion of a Note are offered in this Prospectus are collectively called the "Selling Stockholders," and each is individually called the "Selling Stockholder." The following table sets forth the names of the Selling Stockholders, the nature of their position, office, or other material relationship with the Company within the past three years, if applicable, the number of shares of Common Stock owned by such Selling Stockholders prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholders after the offering.


                                                                                    Shares
                                          Shares                                Beneficially Owned
                                    Beneficially Owned          Shares            After Offering  /(1)/
Name                                 Prior to Offering         Offered/(1)/     Number     Percent
----                                 -----------------         -------          ------     -------
Froley, Revy Investment Co., Inc.       1,585,632/(2)/         666,666         918,966       9.4%

Norman J. Wechsler                      1,725,062/(3)/         320,000       1,405,062      14.1%

Philip Frey, Jr.                          985,571/(4)/          80,000         905,571       9.9%


_________________________________

(1) Assumes that Selling Stockholders sell all shares issuable upon conversion of the Notes beneficially owned by the Selling Stockholders. Percentages are based upon the 7,789,194 shares of Common stock outstanding as of October 1, 1995 plus the amount owned beneficially at a recent practicable date specified by the respective Selling Stockholder. Aggregately the Selling Stockholders own approximately $28 million of the $33 million in original principal amount outstanding of the Company's 5 7/8% Convertible Subordinated Debentures Due 2012 ("Debentures").

(2) Includes 918,966 shares issuable upon conversion of the $12,452,000 original principal amount of Debentures and 666,666 shares issuable upon conversion of the $1,250,000 original principal amount of a Note beneficially owned by this Selling Stockholder as of July 13, 1995.


(3) Includes 1,076,383 shares issuable upon conversion of the $14,531,170 original principal amount of Debentures and 320,000 shares issuable upon conversion of the $600,000 original principal amount of a Note beneficially owned by this Selling Stockholder. Includes securities beneficially held either by Wechsler & Co., Inc. or Norman J. Wechsler as of August 7,
     1995.


(4) Includes 180,000 shares issuable under employee stock options and exercisable within 60 days, 104,132 shares issuable upon conversion of $1,411,000 original principal amount of Debentures and 80,000 shares issuable upon conversion of $150,000 of original principal amount of a Note beneficially owned by this Selling Stockholder as of October 31, 1995.


     Philip Frey, Jr. Philip Frey, Jr., Post Office Box 26890, Santa Ana, California 92799-6890, is the Chairman of the Board, President and Chief Executive Officer of the Company and holds the office of President of each subsidiary of the Company, and holds other executive offices and directorships with various subsidiaries of the Company. Mr. Frey owned beneficially 985,571 shares as of October 1, 1995, including the shares then issuable upon conversion of his Debentures and Note and exercise of his employee stock options, which comprises approximately 12.1% of the Company's Common Stock that would have been outstanding as of October 1, 1995, assuming conversion and exercise by this Selling Stockholder.

     Norman J. Wechsler Norman J. Wechsler is the Chairman of the Board, President and principal shareholder of Wechsler & Co., Inc. (formerly Wechsler & Krumholz, Inc.), 105 South Bedford Road, Suite 310, Mount Kisco, New York 10549, which is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and has acted or acts as a market maker for the Company's Common Stock. Wechsler & Co., Inc. owned beneficially 1,530,886 shares as of July 13, 1995, including the shares then issuable upon conversion of its Debentures and Note. Attributing the shares beneficially owned by Wechsler & Co., Inc. to Norman J. Wechsler, Mr. Wechsler beneficially owned an aggregate of 1,850,886 shares as of July 13, 1995, including the shares then issuable upon conversion of its and his Debentures and Note, which comprises approximately 18.8% of the Company's Common Stock that would have been outstanding as of October 1, 1995, assuming conversion by this Selling Stockholder and Wechsler & Co., Inc.


     Froley, Revy Investment Co., Inc. Froley, Revy Investment Co., Inc., 10900 Wilshire Boulevard, Suite 1050, Los Angeles, California 90024-6594, owned beneficially 1,585,632 shares as of July 13, 1995, including the shares then issuable upon conversion of its Debentures and Note, which comprises approximately 16.9% of the Company's Common Stock that would have been outstanding as of October 1, 1995, assuming conversion by this Selling Stockholder.

     The Terms of the Notes.

     The Notes were issued pursuant to the Subordinated Convertible Note Purchase Agreement dated June 26, 1992 (the "Note Purchase Agreement") among the Company and Norman Wechsler, Philip Frey, Jr., and Froley, Revy Investment Co.
Account: First Interstate Bank of Oregon, as Agent for Oregon Equity Fund. The Notes bear interest at the rate of ten percent (10%) per annum. The principal amount of the Notes is convertible from time to time, in whole or in part, at the election of the Noteholder into the Company's Common Stock at the rate, subject to anti-dilution adjustments, of $1.875 per share, which was at least 100% of the market price of the Common Stock on the date that the Note Purchase Agreement was authorized by the Board of Directors. Pursuant to the Note Purchase Agreement, at any time after June 26, 1994 the Noteholders may demand a registration with the Securities and Exchange Commission (the "Commission") of some or all of their shares of Common Stock issuable upon conversion of their Notes. The demand must be made by holders of not less than one-half of the shares issued or issuable under the Notes. The shares offered by the Selling Stockholders in this Prospectus are being registered pursuant to such a demand. In addition the Noteholders are entitled to include their shares in certain registration statements that may be filed by the Company in the future covering shares of Common Stock. The Company's remaining obligation to register any Noteholder's shares will cease after any of the Noteholder's shares of Common Stock have been included in any three effective registration statements. The Company is to bear the cost of each such registration, except that the Selling Stockholder's are to bear the following expenses ratably applicable to each Selling Stockholder's Common Stock: any underwriting discount or brokerage commissions; the Commission's or any "blue sky" filing or similar fees; securities transfer taxes, if applicable; and the Selling Stockholder's own legal expenses. The Company is to use reasonable efforts to cause such registration statement to become effective and to remain effective for a period of at least ninety days. In the event that the Company in good faith believes that registration under the Securities Act of 1933 (the "Securities Act") is not required in order for a Noteholder to sell shares that are the subject of a Noteholder's request for registration, the Company shall within ten days after receiving a request to register the shares proceed diligently to obtain a "no action letter" from the Commission or an opinion of counsel to such effect; provided however that if such "no action letter" or opinion of counsel reasonably satisfactory in form and substance to the Noteholders and their counsel is not obtained and submitted to the Noteholders within thirty days after the Noteholders delivered their request for registration, the Company shall diligently proceed to comply with the request for registration. The Company has agreed to indemnify Noteholders whose shares are registered pursuant to the Note Purchase Agreement, each broker or other person who may be deemed an underwriter for the Noteholders, and each person who controls the Noteholders or such underwriters within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, and liabilities to which such persons may be subject as a result of any actually or allegedly untrue statement or omission of material fact in any prospectus or registration statement relating to such registrations, except insofar as such information has been included therein in reliance upon and in conformity with written information provided to the Company for inclusion therein by or on behalf of such Noteholders. The Noteholders whose shares are so registered, severally and not jointly, have agreed to indemnify the Company, and each person who controls the Company within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, and liabilities to which such person may be subject as a result of any actually or allegedly untrue statement or omission of material fact in any prospectus or registration statement relating to such registrations insofar as such information has been included therein in reliance upon and in conformity with written information provided for inclusion therein by such Noteholder or on such Noteholder's behalf.

                             PLAN OF DISTRIBUTION


     The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions. Any of the shares of Common Stock offered hereby may be offered for sale, from time to time, by the Company or the Selling Stockholders, or by permitted transferees or successors of the Selling Stockholders, on the National Association of Securities Dealers Automated Quotation System's National Market System (the "NASDAQ NMS"), or otherwise, or a combination of these methods, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices, or otherwise. The shares of Common Stock offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates; (ii) through one or more dealers or agents (which may include one or more underwriters) including, but not limited to: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. The names of any underwriters or agents involved in the sale of the Shares will be set forth in a Prospectus Supplement. Concurrently with sales under this Prospectus, the Company may effect other sales of Common Stock or securities in private or exempt transactions and Selling Stockholders may effect other sales of Common Stock or Notes under Rule 144 or in private or exempt resale transactions.


     Underwriters or agents may sell the Shares to or through dealers, and such dealers may receive compensation in the form of discounts or concessions allowed or reallowed to dealers from the underwriters. Underwriters, dealers, brokers or other agents engaged by the respective seller may arrange for other such persons to participate. Any fixed initial public offering price and any discounts and concessions to dealers may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from the Company or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of shares, if any, to be purchased by underwriters and the compensation, if any, of underwriters or agents will be set forth in a Prospectus Supplement. All underwriters', dealers', brokers' or agents' commissions, concessions or discounts will be paid by the respective seller. Underwriters and agents who participate in the distribution of the shares may make a market in the Shares, but will not be obligated to do so and may discontinue market making activities at any time without notice. Underwriters, dealers and agents who participate in the distribution of the shares may be entitled, under agreements entered into with the Company, to indemnification against certain liabilities, including liabilities under the Securities Act, or to contribution for payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.


     The Company will not authorize a conversion of Notes into Common Stock or their distribution or participate in a distribution unless the Company receives adequate assurances from Selling Stockholders that such distribution will not violate Rule 10b-6 on account of any bids or purchases of shares of Common Stock or other securities of the Company.


From time to time during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company or one or more of the Selling Stockholders may purchase securities of the Company in transactions effected in accordance with Rule 10b-18 under the Exchange Act or as otherwise may be legally permitted.

                         DESCRIPTION OF CAPITAL STOCK


     The Company is authorized to issue 20,000,000 shares of Common Stock, $.20 par value ("Common Stock"), of which 7,789,194 shares were issued and outstanding at October 1, 1995, and 1,000,000 shares of Preferred Stock, $1.00 par value ("Preferred Stock"), of which none was issued and outstanding at October 1, 1995.


COMMON STOCK

      Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders, and stockholders are not entitled to cumulate votes for the election of directors. Stockholders have no preemptive rights or other subscription rights. There are no conversion rights or redemption rights with respect to shares of Common Stock. All outstanding shares of Common Stock are, and those offered hereby will be, when issued, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the net assets of the Company remaining after the payment of debts, expenses and the liquidation preference of any outstanding shares of Preferred Stock. The Common Stock is quoted on the NASDAQ NMS under the symbol "MSCC."


PREFERRED STOCK

     The Company's Board of Directors, pursuant to the Certificate of Incorporation as amended, is authorized to issue the Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock.
The Board of Directors, without stockholder approval, can therefore, issue Preferred Stock with voting, conversion and other rights which could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock. This may be deemed to have a potential anti-takeover effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control of the Company and could adversely affect the price of the Company's Common Stock. In connection with the Company's Shareholder Rights Plan, the Board of Directors designated rights, preferences and privileges of a series of Preferred Stock with the purpose of preventing hostile takeovers of the Company that are unfair to the holders of Common Stock." See "Description of Capital Stock--Shareholder Rights Plan."


SHAREHOLDER RIGHTS PLAN

     On May 20, 1988, the Board of Directors of the Company authorized a Shareholder Rights Plan. The provisions of a Shareholder Rights Plan may have the effect of delaying, deferring or preventing a change in control of the Company without action by the stockholders. The purpose of the Shareholder Rights Plan is to prevent hostile takeovers that are on terms or are subject to conditions, such as offers of less than fair value or offers for less than all of the Common Stock, that may be unfair to the holders of Common Stock.


DELAWARE LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, and any future anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


REGISTRATION RIGHTS

     Pursuant to the Note Purchase Agreement, and subject to the terms and conditions contained therein, the Company has granted registration rights to each Noteholder with respect to the aggregate 1,066,666 shares of Common Stock issuable upon conversion of the Notes. See "Selling Stockholders." The Noteholders have the right in the event of a future registration by the Company of its capital stock to include their shares in such registration under certain conditions. The Company will pay all expenses associated with this registration and such future registrations, if any, other than underwriting discounts and sales commissions, and registration and "blue sky" filing fees attributable to the shares sold by Selling Stockholders and fees and costs of attorneys engaged by the Selling Stockholders.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is First Interstate Bank of California, Corporate Trust Department, Box 3667 Terminal Annex, Los Angeles, California 94120, Attention: Stock Transfer Administration.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. All attorneys who are members of, employed by or of counsel with Stradling, Yocca, Carlson & Rauth, participating in such matter on behalf of such firm beneficially owned as of July 1, 1995 an aggregate of 3,000 shares of Common Stock of the Company and $23,000 in original principal amount of the Company's 5 7/8% Convertible Subordinated Debentures Due 2012.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Microsemi Corporation for the fiscal year ended October 2, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                 PAGE
Available Information                               2
Incorporation of Certain Documents by Reference     2
The Company                                         3
Risk Factors                                        3
Selling Stockholders                                8
Plan of Distribution                               10
Description of Capital Stock                       11
Legal Matters                                      12
Experts                                            12

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.



                               2,566,666 SHARES



                             MICROSEMI CORPORATION



                                 COMMON STOCK



                             ____________________

                                  PROSPECTUS
                             ____________________



                                        __, 1995

================================================================================

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

     The following sets forth the costs and expenses, all of which, excluding Securities and Exchange Commission or "Blue Sky" filing or similar fees attributable to the Selling Stockholders, shall be borne by the registrant, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

          Securities and Exchange Commission Fees..  $  10,897
          "Blue Sky" Fees..........................  $   2,500 *
          NASDAQ NMS Fees..........................  $       0 *
          Accounting Fees and Expenses.............  $  35,000 *
          Legal Fees and Expenses..................  $  75,000 *
          Printing Fees............................  $   5,000 *
          Miscellaneous Expenses...................  $  25,000 *


               Total...............................  $ 153,397
 * Estimated


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     (a) Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 145 of the Delaware General Corporation Law permits indemnification by a corporation of its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with actions or proceedings against them if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. Section 145 provides that no indemnification may be made, however, without court approval, in respect of any claim as to which the officer or director is adjudged to be liable to the corporation. Such indemnification provisions of Delaware law are expressly not exclusive of any other rights which the officers or directors may have under the corporation's by-laws or agreements, pursuant to the vote of stockholders or disinterested directors or otherwise.

     (b) The Restated Certificate of Incorporation of the registrant provides that the registrant will, to the maximum extent permitted by law, indemnify each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was a director or officer of the registrant.

     (c) The registrant has agreed to indemnify the Selling Stockholders and any brokers or other persons deemed to be their underwriters, and any persons deemed to control the Selling Stockholders or such underwriters within the meaning of Section 15 of the Securities Act, from liabilities arising in connection with this Registration Statement, excluding liabilities based upon false or misleading information included in this Registration Statement provided in writing to the registrant by the Selling Stockholders specifically for inclusion herein.

Item 16.  Exhibits.
------------------

     5.1   Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
           Corporation.

     23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

     23.2  Consent of Price Waterhouse LLP.

     24.1  Power of Attorney.

Item 17.  Undertakings.
----------------------

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference is the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 16th day of November, 1995.


                      MICROSEMI CORPORATION
                      (Registrant)



                      By:  /s/ DAVID R. SONKSEN
                         -------------------------------------------------------
                                David R. Sonksen
                                Vice President--Finance,
                                Chief Financial Officer, Secretary and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                               Title                      Date
         ---------                               -----                      ----
/s/ Philip Frey, Jr.               Chairman of the Board, President     November 16, 1995
----------------------------       and Chief Executive Officer
Philip Frey, Jr.                   (Principal Executive Officer)


/s/ David R. Sonksen               Vice President--Finance, Chief       November 16, 1995
----------------------------       Financial Officer, Secretary and
David R. Sonksen                   Treasurer (Principal Financial
                                   Officer and Principal Accounting
                                   Officer)


/s/ Jiri Sandera                   Vice President, Engineering and      November 16, 1995
----------------------------       Director
Jiri ("George") Sandera


/s/ Brad Davidson*                 Director                             November 16, 1995
----------------------------
Brad Davidson


/s/ Robert B. Phinizy*             Director                             November 16, 1995
----------------------------
 Robert B. Phinizy


/s/ Joseph M. Scheer*              Director                             November 16, 1995
----------------------------
Joseph M. Scheer


/s/ Martin H. Jurick*              Director                             November 16, 1995
----------------------------
Martin H. Jurick


*By David R. Sonksen, as attorney-in-fact and agent

                                 EXHIBIT INDEX


Exhibit
Number                          Description
------                          -----------
  5.1     Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
          Corporation.

  23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional
          Corporation (included in Exhibit 5.1).

  23.2    Consent of Price Waterhouse LLP.

  24.1    Power of Attorney.